Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of International Assets Holding Corporation:

We hereby consent to the incorporation by reference in:

•	the Registration Statements on Form S-3 (Nos. 333-117544, 333-137992, 333-144719 and 333-152461); and

•	the Registration Statements on Form S-8 (Nos. 333- 08332 and 333-142262);

of International Assets Holding Corporation of our report dated December 14, 2009 relating to the consolidated balance sheets of International Assets Holding Corporation and Subsidiaries as of September 30, 2009 and 2008, and the related consolidated income statements, statements of stockholders’ equity and cash flow statements for each of the years in the three-year period ended September 30, 2009, which report appears in this Annual Report on Form 10-K.

Rothstein, Kass & Company, P.C.

Roseland, New Jersey

December 14, 2009